Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of BioAtla, Inc.  The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning the him, her or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate. This joint filing agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Date:  February 16, 2021

HIMALAYA PARENT LLC

By:	/s/ Jay M. Short

Name:	Jay M. Short, Ph.D.
Title:	Manager

By:	/s/ Carolyn Short

Name:	Carolyn Short

Title:	Manager

JAY M. SHORT, Ph.D.

/s/ Jay M. Short

CAROLYN ANDERSON SHORT

/s/ Carolyn Anderson Short